EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NVR, Inc.:
We consent to the incorporation by reference in the registration statement (No. 33-69754) on Form S-8 (for the NVR, Inc. Directors’ Long-Term Incentive Plan), the registration statement (No. 33-69756) on Form S-8 (for the NVR, Inc. Management Equity Incentive Plan), the registration statement (No. 33-69758) on Form S-8 (for the NVR, Inc. Equity Purchase Plan), the registration statement (No. 33-87478) on Form S-8 (for the NVR, Inc. 1994 Management Equity Incentive Plan), the registration statement (No. 333-04975) on Form S-8 (for the NVR, Inc. Management Long-Term Stock Option Plan), the registration statement (No. 333-29241) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-04989) on Form S-8 (for the NVR, Inc. Directors’ Long-Term Stock Option Plan), the registration statement (No. 333-44515) on Form S-3 (for a universal shelf registration for senior or subordinated debt in an amount up to $400 million), the amended registration statement (No. 333-44515) on Form S-3A (for a universal shelf registration for senior or subordinated debt in an amount up to $400 million), the registration statement (No. 333-79949) on Form S-8 (for the NVR, Inc. 1998 Directors’ Long-Term Stock Option Plan), the registration statement (No. 333-79951) on Form S-8 (for the NVR, Inc. 1998 Management Stock Option Plan), the registration statement (No. 333-56732) on Form S-8 (for the NVR, Inc. 2000 Broadly-Based Stock Option Plan), the registration statement (No. 333-82756) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-115936) on Form S-3 (for a universal shelf registration for senior or subordinated debt, common shares, preferred shares, depositary shares representing preferred shares and warrants in an amount up to $1 billion), the registration statement (No. 333-125135) on Form S-8 (for the NVR, Inc. 2005 Stock Option Plan), the registration statement (No. 333-153374) on Form S-3ASR (for a universal shelf registration for debt securities, common shares, preferred shares, depositary shares or warrants) and the registration statement (No. 333-166512) on Form S-8 (for the NVR, Inc. 2010 Equity Incentive Plan) of our reports dated February 25, 2011 with respect to the consolidated balance sheets of NVR, Inc. and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of NVR, Inc.
KPMG LLP
McLean, Virginia
February 25, 2011